Exhibit 99.1

ADMA Biologics Commences Collection of COVID-19 Plasma

from Recovered Patients

RAMSEY, N.J. and BOCA RATON, Fla. – May 21, 2020 – ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA”), today announced it has commenced the collection of convalescent plasma through its wholly-owned subsidiary, ADMA BioCenters Georgia Inc. (“ADMA BioCenters”), from individuals who have recovered from COVID-19. ADMA is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases.

ADMA is seeking US citizens who have recovered from coronavirus (SARS-CoV-2) or COVID-19, to donate plasma, which can be used to produce an immune globulin to potentially help infected patients with COVID-19. People who have recovered from COVID-19 can have antibodies in their plasma that may be helpful in treating the virus. Immune globulin is a plasma derived medicine that is comprised of polyclonal antibodies and is routinely used for the prevention and treatment of certain infectious diseases. Currently, six producers of immune globulin, including ADMA Biologics, supply products to the US market.

“During this unprecedented time, ADMA has risen to the challenge of helping confront the growing coronavirus pandemic, while fulfilling our mission to help patients battle infectious diseases,” stated Adam Grossman, President and Chief Executive Officer. “Immune globulin and hyperimmune globulin therapy have the potential to be one of the earliest and best treatment options for patients with COVID-19 infections. The key to developing an immune globulin with high antibody levels to COVID-19 is the collection of plasma from patients that have recovered from COVID-19 infection. We encourage anyone who has recovered from COVID-19 without symptoms for 14 days to come forward and donate plasma to this worthy cause.”

ADMA is a member of the CoVIg-19 Plasma Alliance, a plasma industry alliance established to accelerate the development of a plasma-derived hyperimmune globulin therapy for COVID-19. You can learn more about the CoVIg-19 Plasma Alliance here www.covig-19plasmaalliance.org.

To find out more about donating plasma, including eligibility requirements and location, please visit www.admabiocenters.com or www.donatingplasma.org.

About ADMA BioCenters

ADMA BioCenters is a wholly-owned subsidiary of ADMA Biologics, which operates as a source plasma collection business. ADMA BioCenters is an FDA-licensed facility specializing in the collection of human plasma to make special medications for the treatment and prevention of diseases. A typical plasma collection center can collect between 30,000 to 50,000 liters of source plasma annually. Plasma collected from ADMA BioCenters' facility that is not used to manufacture ADMA’s products or development-stage candidates is sold to customers under an existing supply agreement or in the open market, generating revenues for the Company.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA) approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA Bio Centers subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. and its subsidiaries (collectively, “we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “estimate,” “intend,” “anticipate,” “plan,” “expect,” “believe,” “will,” “can,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about manufacturing of a potential hyperimmune globulin; the use of donated plasma to produce an immune globulin to potentially help infected patients with COVID-19; the potential for antibodies from those who have recovered from COVID-19 can be helpful in treating COVID-19; the potential for immune globulin and hyperimmune globulin therapy to be one of the earliest and best treatment options for patients with COVID-19 infections; and the importance of collecting plasma from patients that have recovered from COVID-19 infection for developing an immune globulin with high antibody levels to COVID-19. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Brian Lenz

Executive Vice President and Chief Financial Officer | 201-478-5552 | www.admabiologics.com

INVESTOR RELATIONS CONTACT:

Sam Martin

Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com

MEDIA RELATIONS CONTACT:

David Rosen

Managing Director, Media, Argot Partners | 212-600-1902 | david.rosen@argotpartners.com